U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                     FORM 12b-25

                             NOTIFICATION OF LATE FILING
                                     (Check One):

   [X] Form 10-K  [ ]  Form 20-F  [ ]  11-K  [ ]  Form 10-Q  [ ] Form N-SAR

     For Period Ended:  April 30, 1996

     [ ]  Transition Report on Form 10-K
     [ ]  Transition Report on Form 20-F
     [ ]  Transition Report on Form 11-K
     [ ]  Transition Report on Form 10-Q
     [ ]  Transition Report on Form N-SAR

     For the Transition Period Ended: ___________________________________
     ____________________________________________________________________


     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
     ______________________________________________________________________


     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: ______________
     ______________________________________________________________________
     ______________________________________________________________________

     Part I - Registrant Information
     ______________________________________________________________________

     Full Name of Registrant:  Stevia Company, Inc.

     Former Name if Applicable:  Not Applicable

     Address of  Principal Executive Office  (Street and Number):   1940 E.
     Devon Avenue, Elk Grove Village, Illinois 60007
     ______________________________________________________________________

     Part II - Rules 12b-25 (b) and (c)
     ______________________________________________________________________

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)
     [X] Yes [ ] No

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual, transition report on Form 10-K; Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be file don or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
     _______________________________________________________________________
     Federal Securities Laws                                  Section 33,321

     Part III - Narrative
     _______________________________________________________________________

     State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

     The Registrant is required to file its annual report on Form 10K on or before July 31, 1996. As a result of unforeseen computer problems (the hard drive crashed), the Registrant is unable to complete its financial statements and thus needs additional time to file.

     Part IV - Other Information
     _______________________________________________________________________

     (1) Name and telephone number of person to contract in regard to this
     notification Lauane C. Addis                      (312) 236-4111
                  ________________________________________________________
                  (Name)                       (Area Code) (Telephone No.)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                           [X] Yes   [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                           [ ] Yes   [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     Stevia Company, Inc.
     ______________________________________________________________________
     (Name of Registrant as specified in charter)

    has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

     Date: July 25, 1996                By:   /s/ LAUANE  C. ADDIS
     _____________________________      ___________________________________
                                            Lauane C. Addis, Secretary

     INSTRUCTION:   The  form  may be  signed  by an  executive  officer of
     the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

     ______________________________________________________________________

                                ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).